Exhibit 10.9

July  22, 2015

JEFFREY  J.  HURD

EXECUTIVE  VICE  PRESIDENT

HUMAN RESOURCES

& ADMINISTRATION

175 Water  Street,  30 th  Floor

New York,  NY  10038

T: 212,770.7292

Douglas  A.  Dachille

First Principles  Capital Management, LLC

140 Broadway, 21st  Floor

New  York, NY 10005

Dear Doug:

We  are  pleased  to  confirm  the  terms  of  your  joining  American International  Group, Inc. (“AIG”  or the “Company”).

•    Position.   Beginning on the Closing  Date  or  such earlier date as  may  be practicable  for you, you  will  serve  as  Executive Vice President  and Chief  Investment Officer, AIG,  a  grade  30 position.    In  this  capacity,  you  will  be  a  member  of  the  AIG  Operating Committee and report directly  to  the  Chief Executive  Officer of AIG,  Peter  Hancock.   “Closing  Date” has the meaning  provided in the  Purchase  and Sale Agreement, date pending, among AIG  Capital Corporation and the members  of  First Principles  Capital Management, LLC.

•    Location  &  Employer.   You will be based in New  York, New York and employed directly by AIG  (your  "Employer").

•    Total Direct  Compensation.   Your initial annual  target  direct  compensation  will  be US$7,000,000.00 as  follows:

•     Base  Salary.   Your initial  base cash salary  will be at a  rate  of  US$1,000,000.00 per  year.

•      Short  Term  Incentive.  Your  annual  incentive target  for  2015 will  be  US$2,000,000.00 and will not be pro-rated.

As  a member of the AIG  Operating  Committee, your Short-Term Incentive  Award will be based solely  on objective  Company  measures  and  the performance of the  Company  as  a whole.  To maintain  continuity  with the American International Group Inc. Short-Term Incentive Plan,  the Company’s  general program for  Short-Term Incentives  for  employees, which uses  two scores  that  are  multiplied  together  and are calibrated  accordingly,  awards  for Operating  Committee members  are determined using  two times the annual Company funding  score, measured against  target.  For example, if Company  performance is 10% above target,  awards  for the Operating  Committee  would be 120% of  target;  conversely, if Company  performance  is  10% below target, Operating  Committee  awards  would be 80% of target. The effect is to  appropriately  reflect objective  Company  performance (whether positive or negative) for Operating  Committee  members  and bring  the revised  payout range from 0-125% to 0-150% of target.

For 2015, your award will vest upon grant (in the first quarter of the year following  the performance year) provided  you are still an employee of the Company  on the grant date,  and be payable 50% in March  following  the performance year and 50% following  the one-year anniversary  of  the first payment.

Any  bonus  or incentive compensation paid  to you is subject to the AIG  Clawback Policy  as may be amended from time to time.

•          Long  Term  Incentive.   For 2015, a  recommendation  on  your  behalf  will be made  to  the Compensation  and  Management  Resources  Committee  (CMRC)  of  the  Board  of Directors  that,  under  the  AIG  Long  Term  Incentive  Plan (the “LTIP”),  you  be  granted Target Performance  Share  Units  (PSUs)  based  on  a  cash  value  of  US$4,000.000.00 for the three-year performance  period  covering  January  2015   through  December  2017, which  will  provide  you  the  opportunity  to  earn  shares  of  AIG  Common Stock  based  on the degree  of  AIG’s  achievement  of  its  performance  criteria,  during  the  Performance Period. This recommendation  and  grant is contingent  on  your  being  an  active  employee of the  Company  on  the  date  of  CMRC  approval  of  the  grant,  and  will  be  subject  to  the terms  and conditions  of  the  relevant  LTIP  and  the  award agreement governing  the grant.

Following  the performance period, in the first quarter of 2018, the number of PSUs earned (from 0% to 150%) will be determined in accordance with the  LTIP. Earned PSUs will vest in three equal installments, on January  1 of  each  2018, 2019 and 2020, and each installment will be delivered in shares  of  AIG Common Stock no later  than April  2018, January  2019 and January  2020, respectively.

Any  long  term  incentive  compensation  paid  to  you  is  subject  to  the  AIG  Clawback  Policy as may  be  amended  from  time  to  time.

•    Benefits.   You will be entitled to benefits  consistent  with senior  executives  of  AIG  and reimbursement  of  reasonable business expenses,  in  each  case in accordance with applicable AIG policies  as  in effect from time  to time.

•    Paid Time Off.   Consistent  with AIG’s  Paid Time Off  (PTO)  policy,  you will receive  a minimum of 30 PTO  days  each calendar year, which will be prorated for 2015.  Your PTO  will  accrue in accordance with the terms  set forth in the  AIG  Employee Handbook  with  credit for prior service at FPCM.

•    Executive Severance Plan.  You will participate in the Company’s  Executive Severance Plan.

•    Notice Period.   You  agree  that  if  you  voluntarily  resign,  you will give six  months’ written notice to the Company  of  your resignation, which  may  be working  notice  or non-working  notice at the Company’s  sole discretion  and which  notice period  is  waivable by the Company  at the Company’s  sole discretion.

•    Clawback Policy.  Any  bonus, equity or equity-based award or other  incentive compensation granted to you will be subject to the AIG  Clawback  Policy  (and any  other AIG  clawback policies  as  may  be in effect from time to time).

•    Indemnification and Cooperation.  During  and after  your employment, AIG  will indemnify  you in your capacity  as  a director, officer, employee or agent of AIG  to the fullest  extent permitted by  applicable  law  and AIG's  charter  and by-laws, and will provide you with director and officer liability  insurance  coverage  (including  post-termination/post-director service  tail coverage) on the same basis  as  AIG's  other executive  officers. AIG agrees  to cause any successor to all or substantially  all of the business  or assets  (or both) of AIG  to assume expressly  in writing  and to agree to perform all of the  obligations  of  AIG  in this paragraph.

You agree (whether during  or after  your  employment with AIG) to reasonably  cooperate with AIG  in connection with  any  litigation or regulatory  matter or with  any  government  authority  on any matter, in each case, pertaining  to AIG  and with  respect to which you may  have relevant knowledge, provided  that,  in connection with such  cooperation, AIG  will reimburse your reasonable  expenses  and you shall not  be required to  act  against your own legal interests.

•    Tax Matters.  Tax will be  withheld  by  AIG as appropriate under applicable tax  requirements  for any payments  or deliveries  under this letter.  To the  extent any taxable expense reimbursement or in-kind benefits  under this letter  is  subject to Section  409A  of  the U.S. Internal  Revenue Code of 1986, the amount thereof  eligible in one taxable year shall not  affect the amount eligible for any other taxable year, in no event shall  any  expenses  be reimbursed after  the  last  day  of  the taxable year  following  the taxable year in which you incurred such expenses  and  in no event shall  any right to reimbursement or receipt of in-kind benefits  be subject  to liquidation or  exchange for another benefit. Each payment under  this  letter will  be treated as a separate payment for purposes  of  Section 409A.

•    No Guarantee  of  Employment or Target  Direct  Compensation.   This  offer letter is not  a

guarantee of employment  or target direct compensation for a fixed term.

•    Entire Agreement.   This  offer letter constitutes  AIG's  only  statement relating  to its offer of employment to you and supersedes  any  previous  communications  or representations, oral or written, from or on behalf  of  AIG  or any  of  its  affiliates.

•    Miscellaneous  Representations.  You confirm  and represent  to AIG, by  signing this letter, that:

(a) you are under no obligation or  arrangement (including  any  restrictive covenants  with  any prior employer or any other entity) that would prevent you  from becoming an  employee of AIG or that would adversely  impact your ability to perform the expected services  on behalf  of  AIG other than  as  previously  disclosed in writing  to AIG; (b) you have not taken (or failed to return) any confidential information belonging  to  your prior employer or any  other entity, and, to the extent you remain in possession of any  such information, you will never use or  disclose such information  to AIG  or any of  its  employees, agents  or affiliates;  and (c) you understand  and accept  all of the terms  and  conditions  of  this  offer.

•    Non-solicitation.  This  offer and your employment  with AIG  are contingent on  your entering into the enclosed Non-Solicitation and Non-Disclosure Agreement.

•    Employment Dispute Resolution.  You  are  a participant in the Company’s  Employment Dispute Resolution (“EDR”) program, which provides  for various  ways  to  address  work-related disputes, including  mediation and arbitration,  through the American Arbitration  Association (“AAA”). Information on  the company’s  EDR Program is available  to employees  via the Company  Intranet  and  can  be made  available  to you  prior to your date of hire upon request.

•    Background Investigation.  This  offer is contingent upon the successful results  of  a background investigation, which may  include, but may  not be limited to, verification of employment, prior salary, professional certifications, designations  or licenses, criminal  and credit  history, and educational background.

We look  forward  to  having  you  as  a  member  of  AIG's  senior  leadership  team.

Sincerely,

AMERICAN INTERNATIONAL GROUP, INC.

/s/ Jeffrey J. Hurd

By:   Jeffrey  J.  Hurd

Executive Vice President – Human  Resources  and  Administration

I agree with and accept the foregoing terms.

/s/ Douglas A. Dachille

Douglas A. Dachille                                                               Date: 7/22/2015